Exhibit 99.1

For investors:
Mark H. Tubb, 205-745-2627
mark.tubb@walterenergy.com
or
For media:
Thomas F. Hoffman, 205-745-2612
tom.hoffman@walterenergy.com

Walter Energy Announces Third Quarter 2014 Results

Metallurgical Coal Sales of 2.3 Million Metric Tons

Metallurgical Coal Cash Cost of Sales per Metric Ton Improved 18.7%

Liquidity Totaled $624 Million

Full-Year 2014 Capital Spending Target Reduced to $110 million

Full-Year Cash Cost of Sales Target for Alabama Underground Mines Reduced to $96 per Metric Ton

BIRMINGHAM, AL  — Oct. 30, 2014 — Walter Energy, Inc. (NYSE:WLT), a leading, publicly traded “pure-play” producer of metallurgical (“met”) coal for the global steel industry, today announced results for the quarter ended September 30, 2014.

“In the challenging pricing environment for met coal, we remain focused on lowering production costs, reducing SG&A and improving productivity,” said Walt Scheller, Chief Executive Officer. “We have also idled assets that aren’t generating cash, and we’re reducing inventory across the Company. We expect our operating and financial results to reflect these actions going forward, making us more competitive and positioning us well for a recovery in met coal pricing.”

Consolidated Financial Results

Walter Energy reported a net loss of $98.9 million, or $1.48 per diluted share, in the third quarter of 2014 compared with a net loss of $100.7 million, or $1.61 per diluted share, in the third quarter of 2013. Adjusted net loss for the quarter, which excludes certain unusual items, was $105.8 million, or $1.58 per diluted share as compared with an adjusted net loss for the prior-year period of $102.3 million, or $1.63 per diluted share. A reconciliation of net loss to adjusted net loss is provided in the Company’s “Reconciliation of Non-GAAP Financial Measures” included with this release.

Third quarter 2014 consolidated revenues totaled $329.5 million, compared with $455.8 million in the third quarter of 2013, reflecting a decrease in average met coal selling prices of $22.57 per metric ton (“MT”) and a decline in met coal sales of 0.5 million metric tons (“MMTs”). Third quarter results also reflected a reduction in met coal cash cost of sales of $22.04 per ton and a 24% reduction in selling, general and administrative (“SG&A”) expenses.

As previously disclosed, the Company idled its remaining Canadian mining operations in the second quarter of 2014. Costs incurred in the third quarter related to the idled mining operations totaled $9.4 million, representing idle mine costs of $8.2 million and transportation take-or-pay charges of $1.2 million, all of which are recorded in cost of sales. Results for the quarter also include a net benefit of $2.4 million resulting from a revision in the estimate of severance costs. The Company expects the idle mine costs to trend down going forward.

In August 2014, the Company issued 2.25 million shares of common stock in exchange for $25.0 million principal amount of the Company’s 9.875% Senior Notes due 2020 resulting in a net gain of $9.9 million. This debt retirement will reduce annual interest expense by approximately $2.5 million. Results for the quarter also included $6.5 million of accelerated amortization of debt issuance costs associated with the Eighth Amendment to the 2011 Credit Agreement which was executed during the quarter.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the quarter was $8.4 million, and adjusted EBITDA was $0.2 million, compared with EBITDA of $23.6 million and adjusted EBITDA of $21.3 million for the third quarter 2013. A reconciliation of net loss to EBITDA and adjusted EBITDA is provided in the Company’s “Reconciliation of Non-GAAP Financial Measures” included with this release.

Metallurgical Coal Sales Volume and Pricing

Third quarter 2014 met coal sales volumes, including both hard coking coal (“HCC”) and low-volatility (“low-vol”) pulverized coal injection product (“PCI”), was 2.3 MMTs compared with 2.8 MMTs in the prior-year comparable quarter. The decline in met coal sales volumes was due to lower sales volumes from the Canadian mining operations.

HCC sales volumes totaled 2.0 MMTs compared with 2.3 MMTs in 2013. The average selling price for HCC was $110.42 per MT, down from $133.72 per MT in the third quarter of 2013.

Low-vol PCI sales volume totaled 0.3 MMTs, down 0.2 MMTs from the prior-year comparable quarter. The selling price for low-vol PCI averaged $102.85 per MT compared with $121.76 per MT in 2013.

Metallurgical Coal Cash Cost of Sales

Met coal cash cost of sales for the third quarter of 2014 averaged $95.91 per MT, down $22.04, or 18.7%, compared with the third quarter of 2013, driven primarily by continued improvement in mining costs.

Metallurgical Coal Production

Met coal production was 2.0 MMTs in the quarter, compared with 2.8 MMTs in the prior-year period, with the decrease primarily resulting from the idling of the Canadian mining operations in the current year. Met coal production in Canada for the prior-year quarter totaled 0.7 MMTs.

Met coal cash cost of production averaged $66.90 per MT, down from $77.56 per MT in the prior-year comparable quarter.

Other Expenses

SG&A expenses totaled $16.6 million, compared with $21.9 million in the prior year quarter.

Income Taxes

The Company recognized an income tax benefit of $30.3 million in the third quarter compared with a tax benefit of $17.0 million in the prior-year period. The prior-year period includes charges related to a statutory tax rate increase enacted by British Columbia and a charge recorded to reflect the loss of tax attributes due to the restructuring of the Company’s West Virginia operations. The income tax benefit for the current period excludes the tax effect of U.S. operating losses, as there currently is not adequate evidence that such benefit would be realized.

Capital Expenditures

Capital expenditures in the quarter totaled $26.3 million, compared with $28.5 million in the prior-year period, which reflects the Company’s continued focus on disciplined spending in light of ongoing weak market conditions. The Company has reduced its full-year 2014 capital spending target to approximately $110 million from $120 million.

Liquidity

Available liquidity was $623.9 million at the end of the quarter, consisting of cash and cash equivalents of $614.6 million plus $9.3 million in availability under the Company’s $76.9 million revolving credit facilities, net of outstanding letters of credit of $67.6 million.

On July 14, 2014, the Company issued $320 million in principal amount of 9.5% senior secured notes. As a result, cash and cash equivalents increased and overall liquidity improved. The Company has no significant debt maturities until 2018.

Outlook

The Company expects full-year 2014 met coal production of approximately 9.5 MMTs, within the range previously provided by the Company. Cash cost of sales per ton for the Company’s Alabama underground mines is expected to average approximately $96 per MT for the full year, down from the Company’s previous target of approximately $100 per MT.

Full-year 2014 met coal sales volumes are expected to total approximately 10.0 MMTs, within the previously provided range.

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this release, the Company has presented the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted net loss and Average Cash Cost of Sales per Ton. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP measures may not be comparable to other similarly titled measures used by other entities. A reconciliation of non-GAAP to GAAP financial measures is provided in the financial section of this release.

Conference Call Webcast

The Company will hold a webcast to discuss third quarter 2014 results on Thursday, October 30, 2014, at 10:00 a.m. ET. To listen to the live event, visit www.walterenergy.com.

About Walter Energy

Walter Energy is a leading, publicly traded “pure-play” metallurgical coal producer for the global steel industry with strategic access to steel producers in Europe, Asia and South America. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 2,700 employees, with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting Walter Energy and are subject to various risks, uncertainties and factors relating to Walter Energy’s operations and business environment, all of which are difficult to predict and many of which are beyond Walter Energy’s control, which could cause Walter Energy’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from Walter Energy’s forward-looking statements: unfavorable economic, financial and business conditions; a substantial or extended decline in pricing, demand, and other factors beyond Walter Energy’s control; failure of Walter Energy’s customers to honor or renew contracts; Walter Energy’s ability to collect payments from its customers; inherent risks in coal mining that are beyond Walter Energy’s control; title defects preventing Walter Energy from (or resulting in additional costs for) mining its mineral interests; concentration of Walter Energy’s mining operations in a limited number of areas; a significant reduction of or loss of purchases by Walter Energy’s largest customers; unavailability or uneconomical transportation for Walter Energy’s coal; significant competition and foreign currency fluctuation; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; work stoppages, labor shortages and other labor relations matters; Walter Energy’s ability to hire and retain a skilled labor force; risks associated with Walter Energy’s reclamation and mine closure obligations; inaccuracies in Walter Energy’s estimates of coal reserves; Walter Energy’s ability to develop or acquire coal reserves in an economically feasible manner; challenges to Walter Energy’s licenses, permits and other authorizations; failure to meet project development and expansion targets; risks associated with operating in foreign jurisdictions; risks associated with environmental, health and safety laws and regulations; risks associated with federal, state and provincial regulatory agencies’ authority to order temporary or permanent closure of Walter Energy’s mines; increased focus by regulatory authorities on the effects of surface coal mining on the environment; risks related to climate change concerns; risks related to Walter Energy’s operations’ impact on the environment; risks related to Walter Energy’s indebtedness; Walter Energy’s ability to generate cash for its financial obligations, to refinance its indebtedness or to obtain additional financing; Walter Energy’s ability to incur additional indebtedness; restrictions in Walter Energy’s existing and future debt agreements; events beyond Walter Energy’s control that may result in an event of default under one or more of its debt instruments; downgrades in Walter Energy’s credit ratings; failure to obtain or renew surety bonds on acceptable terms that could affect Walter Energy’s ability to secure reclamation and coal lease obligations; costs associated with Walter Energy’s pension and benefits, including post-retirement benefits; costs associated with Walter Energy’s workers’ compensation and certain medical and disability benefits; adverse rulings in current or future litigation; Walter Energy’s ability to attract and retain key personnel; Walter Energy’s ability to identify or integrate suitable acquisition candidates to promote growth; volatility in the price of Walter Energy’s common stock; Walter Energy’s ability to pay regular dividends to stockholders; Walter Energy’s exposure to indemnification obligations; risks associated with terrorist attacks and threats and escalation of military activity in response to such attacks; risks associated with cyber-attacks or other security breaches; and other risks and uncertainties including those described in Walter Energy’s filings with the SEC. Forward-looking statements made by Walter Energy in this release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in Walter Energy’s most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available on Walter Energy’s website at www.walterenergy.com and on the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Walter Energy to predict these events or how they may affect it or its anticipated results. Walter Energy has no duty to, and does not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
($ in thousands, except per share and share amounts)
Unaudited

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2014	2013	2014	2013
Revenues:
Sales	$319,542	$445,937	$1,102,753	$1,373,344
Miscellaneous income	10,004	9,859	19,029	15,291
	329,546	455,796	1,121,782	1,388,635

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion) (1)	297,925	395,311	991,561	1,183,861
Depreciation and depletion	58,413	82,986	204,653	232,496
Selling, general and administrative	16,598	21,873	56,379	79,676
Postretirement benefits	13,869	14,707	41,607	44,157
Restructuring and asset impairments (2)	(2,426)	—	28,916	1,699
	384,379	514,877	1,323,116	1,541,889

Operating loss	(54,833)	(59,081)	(201,334)	(153,254)
Interest expense, net (3)	(79,231)	(58,362)	(218,065)	(157,314)
Gain (loss) on extinguishment of debt (4)	3,394	(874)	902	(6,875)
Other income (loss), net	1,424	593	646	(16)
Loss before income tax benefit	(129,246)	(117,724)	(417,851)	(317,459)
Income tax benefit (5)	(30,344)	(17,000)	(75,380)	(132,799)
Net loss	$(98,902)	$(100,724)	$(342,471)	$(184,660)

Basic and diluted net loss per share	$(1.48)	$(1.61)	$(5.27)	$(2.95)

Weighted average number of basic and diluted shares outstanding (6)	66,952,238	62,573,205	64,986,354	62,554,556

Comprehensive loss	$(117,597)	$(81,505)	$(339,042)	$(171,919)

(1)         Cost of sales for the three and nine months ended September 30, 2014 includes idle mine costs of approximately $8.2 million and $12.7 million, respectively, and transportation take-or-pay charges of approximately $1.2 million and $7.6 million, respectively, related to the idling of the Canadian Operations.

(2)         The three months ended September 30, 2014 includes a net benefit of $2.4 million as a result of a revision in the estimate of severance within our Canadian operations as employee notices were rescinded during the current quarter. The nine months ended September 30, 2014 includes severance charges primarily incurred in connection with the idling of the Canadian operations of $5.8 million and an asset impairment of $23.1 million related to the sale of the Blue Creek Coal Terminal and related parcels of land.

(3)         The current period interest expense reflects an increase in the effective interest rates on our outstanding debt due to amendments to our 2011 Credit Agreement and refinancing of existing debt through the issuance of senior notes in 2013 and 2014.

(4)         Gain (loss) on extinguishment of debt for the three and nine months ended September 30, 2014 includes a net gain of $9.9 million recognized upon the extinguishment of $25.0 million of the 9.875% Senior Notes in exchange for shares of common stock and accelerated amortization of $6.5 million of deferred financing costs associated with the Eighth Amendment to the 2011 Credit Agreement.  The nine months ended September 30, 2014 includes a net gain of $21.3 million recognized upon the extinguishment of $60.0 million of the 9.875% Senior Notes in exchange for shares of common stock offset partially by $20.4 million in accelerated amortization of deferred financing costs associated with the refinancing of term loan A debt and amendments to the 2011 Credit Agreement. The three and nine months ended September 30, 2013 includes a net loss on extinguishment of debt associated with the refinancing of term loan A and B debt through the issuance of senior notes in March and September of 2013. The Condensed Consolidated Statements of Operations for prior periods has been revised to present gain (loss) on extinguishment of debt, previously classified in interest expense and other income (loss), as a component of the gain or loss on extinguishment of debt.

(5)         Income taxes for the three and nine months ended September 30, 2014 exclude tax benefits related to U.S. operating losses as there currently is not sufficient evidence that those benefits would be realized. The three months ended September 30, 2013 includes charges related to a statutory tax rate increase enacted by British Columbia and a charge recorded to reflect the loss of tax attributes due to the restructuring of our West Virginia operations.

(6)         In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as that used to calculate basic earnings per share.

WALTER ENERGY, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in thousands)
Unaudited

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2014	2013	2014	2013

REVENUES:
U.S. Operations	$282,356	$337,269	$911,705	$997,503
Canadian and U.K. Operations	46,355	119,367	206,976	390,684
Other	835	(840)	3,101	448
Revenues	$329,546	$455,796	$1,121,782	$1,388,635

OPERATING INCOME (LOSS):
U.S. Operations	$(26,837)	$(8,008)	$(51,376)	$22,368
Canadian and U.K. Operations	(26,598)	(48,022)	(145,642)	(163,135)
Other	(1,398)	(3,051)	(4,316)	(12,487)
Operating loss	$(54,833)	$(59,081)	$(201,334)	$(153,254)

DEPRECIATION AND DEPLETION:
U.S. Operations	$36,649	$53,060	$113,409	$131,722
Canadian and U.K. Operations	21,152	29,383	89,371	99,235
Other	612	543	1,873	1,539
Depreciation and depletion	$58,413	$82,986	$204,653	$232,496

CAPITAL EXPENDITURES:
U.S. Operations	$23,503	$24,741	$63,244	$90,945
Canadian and U.K. Operations	1,687	2,867	3,731	16,412
Other	1,067	876	2,758	1,378
Capital expenditures	$26,257	$28,484	$69,733	$108,735

WALTER ENERGY, INC. AND SUBSIDIAIRES
QUARTERLY SUPPLEMENTAL FINANCIAL DATA
(Ton information in 000’s metric tons and dollars in USD)
Unaudited

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013			Three Months Ended June 30, 2014
	U.S. Operations	Canadian and U.K. Operations (3)	Total	U.S. Operations	Canadian and U.K. Operations	Total	U.S. Operations	Canadian and U.K. Operations	Total
Total Metallurgical
Sales Metric Tons	1,989	345	2,334	1,953	871	2,824	2,041	669	2,710
Production Metric Tons	1,956	—	1,956	2,069	704	2,773	1,924	519	2,443
Average Net Selling Price	$110.42	$102.85	$109.31	$132.46	$130.56	$131.88	$113.64	$115.96	$114.21
Average Cash Cost of Sales per Ton (1)(2)	$94.48	$104.17	$95.91	$105.26	$146.40	$117.95	$90.83	$126.78	$99.70
Average Cash Cost of Production per Ton (1)	$66.90	$—	$66.90	$63.12	$119.98	$77.56	$70.34	$82.71	$72.97

Low Vol Hard Coking
Sales Metric Tons	1,190	—	1,190	1,116	—	1,116	1,329	—	1,329
Production Metric Tons	1,073	—	1,073	1,330	—	1,330	1,200	—	1,200
Average Net Selling Price	$113.48	$—	$113.48	$137.31	$—	$137.31	$114.77	$—	$114.77
Average Cash Cost of Sales per Ton (1)(2)	$94.43	$—	$94.43	$98.67	$—	$98.67	$85.26	$—	$85.26
Average Cash Cost of Production per Ton (1)	$68.94	$—	$68.94	$58.76	$—	$58.76	$63.73	$—	$63.73

Mid Vol Hard Coking
Sales Metric Tons	569	—	569	581	346	927	593	315	908
Production Metric Tons	757	—	757	576	234	810	583	73	656
Average Net Selling Price	$106.25	$—	$106.25	$132.90	$143.94	$137.02	$110.54	$123.35	$114.99
Average Cash Cost of Sales per Ton (1)(2)	$98.05	$—	$98.05	$113.58	$179.79	$138.26	$108.13	$128.18	$115.08
Average Cash Cost of Production per Ton (1)	$61.18	$—	$61.18	$78.37	$184.59	$109.09	$82.16	$133.69	$87.86

High Vol Hard Coking
Sales Metric Tons	230	—	230	256	—	256	119	—	119
Production Metric Tons	126	—	126	163	—	163	141	—	141
Average Net Selling Price	$104.86	$—	$104.86	$106.14	$—	$106.14	$106.32	$—	$106.32
Average Cash Cost of Sales per Ton (1)(2)	$85.88	$—	$85.88	$113.28	$—	$113.28	$81.90	$—	$81.90
Average Cash Cost of Production per Ton (1)	$83.83	$—	$83.83	$44.76	$—	$44.76	$77.72	$—	$77.72

Low Vol PCI
Sales Metric Tons	—	345	345	—	525	525	—	354	354
Production Metric Tons	—	—	—	—	470	470	—	446	446
Average Net Selling Price	$—	$102.85	$102.85	$—	$121.76	$121.76	$—	$109.37	$109.37
Average Cash Cost of Sales per Ton (1)(2)	$—	$96.74	$96.74	$—	$124.45	$124.45	$—	$124.76	$124.76
Average Cash Cost of Production per Ton (1)	$—	$—	$—	$—	$87.75	$87.75	$—	$73.31	$73.31

Thermal
Sales Metric Tons	234	25	259	540	—	540	196	26	222
Production Metric Tons	162	3	165	620	29	649	140	5	145
Average Net Selling Price	$69.52	$121.55	$74.54	$65.04	$—	$65.04	$75.03	$126.24	$80.99
Average Cash Cost of Sales per Ton (1)(2)	$97.36	$156.75	$103.09	$53.44	$—	$53.44	$89.20	$125.80	$93.45
Average Cash Cost of Production per Ton (1)	$54.62	$777.24	$65.94	$34.77	$75.69	$36.61	$55.40	$397.78	$67.27

(1)         Average Cash Cost of Sales per Ton is based on reported Cost of Sales and includes items such as freight, royalties, manpower, fuel and other similar production and sales cost items but excludes depreciation, depletion, postretirement benefits, idle mine costs and transportation take-or-pay charges. Average Cash Cost of Production per Ton is based on period costs of mining and includes items such as manpower, fuel and other similar production items but excludes depreciation, depletion, postretirement benefits, idle mine costs and transportation take-or-pay charges. Average Cash Cost of Sales per Ton is a non-GAAP financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe Average Cash Cost of Sales per Ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Average Cash Cost of Sales per Ton may not be comparable to similarly titled measures used by other companies.

(2)         Reconciliation of Cash Cost of Sales per Ton to Cost of Sales as disclosed (in thousands USD):

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014
Cash Cost of Sales as calculated from above (sales tons times average cash cost per ton)	$250,564	$361,948	$290,933
Canada idle mine costs	8,152	—	4,509
Canada transportation take or pay charges	1,236	—	6,394
Cash Cost of other products	37,973	33,363	41,925
Total Cost of Sales	$297,925	$395,311	$343,761

(3)         The total Average Cash Cost of Sales per Ton for our Canadian and U.K. Segment includes lower of cost or market charges recognized on low-vol and mid-vol hard coking coal ending inventory.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
Unaudited

	September 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$614,623	$260,818
Receivables, net	217,083	281,763
Inventories	226,074	312,647
Deferred income taxes	30,246	37,067
Prepaid expenses	43,320	39,022
Other current assets	12,999	18,031
Total current assets	1,144,345	949,348
Mineral interests, net	2,867,569	2,905,002
Property, plant and equipment, net	1,513,165	1,637,552
Other long-term assets	115,433	98,958
TOTAL ASSETS	$5,640,512	$5,590,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$14,178	$9,210
Accounts payable	51,894	92,712
Accrued expenses	179,673	133,870
Accumulated postretirement benefits obligation	31,311	30,036
Other current liabilities	221,409	214,073
Total current liabilities	498,465	479,901
Long-term debt	3,176,219	2,769,622
Deferred income taxes	751,565	822,867
Accumulated postretirement benefits obligation	576,878	570,712
Other long-term liabilities	182,467	195,064
TOTAL LIABILITIES	5,185,594	4,838,166
STOCKHOLDERS’ EQUITY	454,918	752,694
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,640,512	$5,590,860

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014
($ in thousands, except per share amounts)
Unaudited

					Accumulated
			Capital in		Other
		Common	Excess of	Accumulated	Comprehensive
	Total	Stock	Par Value	Deficit	Loss

Balance at December 31, 2013	$752,694	$626	$1,613,256	$(698,930)	$(162,258)

Net loss	(342,471)	—	—	(342,471)	—
Other comprehensive income, net of tax	3,429	—	—	—	3,429
Dividends paid, $0.03 per share	(1,944)	—	(1,944)	—	—
Stock-based compensation	6,263	—	6,263	—	—
Issuance of common stock in connection with the extinguishment of debt	37,142	55	37,087	—	—
Other	(195)	—	(195)	—	—
Balance at September 30, 2014	$454,918	$681	$1,654,467	$(1,041,401)	$(158,829)

WALTER ENERGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Unaudited

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months		For the nine months
	ended September 30,		ended September 30,
($ in thousands)	2014	2013	2014	2013

Net loss	$(98,902)	$(100,724)	$(342,471)	$(184,660)
Interest expense, net	79,231	58,362	218,065	157,314
Income tax benefit	(30,344)	(17,000)	(75,380)	(132,799)
Depreciation and depletion expense	58,413	82,986	204,653	232,496
Earnings before interest, income taxes, and depreciation and depletion (“EBITDA”) (1)	8,398	23,624	4,867	72,351
Restructuring and asset impairments	(2,426)	—	28,916	1,699
(Gain) loss on extinguishment of debt	(3,394)	874	(902)	6,875
Canada transportation take-or-pay charges	1,236	—	7,630	—
Other items, including proxy contest expenses and foreign currency adjustments	(2,627)	(3,415)	(2,223)	8,852
(Gain) Loss on interest rate swap hedge ineffectiveness	(1,019)	235	(296)	235
Adjusted EBITDA (2)	$168	$21,318	$37,992	$90,012

RECONCILIATION OF ADJUSTED NET LOSS TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months		For the nine months
	ended September 30,		ended September 30,
($ in thousands)	2014	2013	2014	2013

Net loss	$(98,902)	$(100,724)	$(342,471)	$(184,660)
Restructuring and asset impairments, net of tax	(1,562)	—	27,249	1,330
(Gain) loss on extinguishment of debt, net of tax	(3,394)	541	(902)	4,254
Canada transportation take-or-pay charges, net of tax	796	—	4,912	—
Other items, including proxy contest expenses and foreign currency adjustments, net of tax	(1,689)	(2,251)	(713)	5,300
(Gain) loss on interest rate swap hedge ineffectiveness, net of tax	(1,019)	145	(296)	145
Adjusted net loss (3)	$(105,770)	$(102,289)	$(312,221)	$(173,631)

Weighted average number of basic and diluted shares outstanding	66,952,238	62,573,205	64,986,354	62,554,556

Adjusted basic and diluted loss per share:	$(1.58)	$(1.63)	$(4.80)	$(2.78)

(1)         EBITDA is defined as net loss before interest expense, interest income, income taxes, and depreciation and depletion expense. EBITDA is a financial measure which is not calculated in conformity with GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA may not be comparable to similarly titled measures used by other companies.

(2)         Adjusted EBITDA is defined as EBITDA further adjusted to exclude restructuring and asset impairment charges, (gain) loss on interest rate swap hedge ineffectiveness, gain (loss) on extinguishment of debt, Canada transportation take-or-pay charges and other items including proxy contest expenses and foreign currency adjustments.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors  should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(3)         Adjusted net loss is defined as net loss net of restructuring and asset impairment charges, (gain) loss on interest rate swap hedge ineffectiveness, gain (loss) on extinguishment of debt, Canada transportation take-or-pay charges, and other items including proxy contest expenses and foreign currency adjustments, net of tax.  Adjusted net loss is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted net loss are significant to a reader in understanding and assessing our results of operations.  Therefore, Adjusted net loss should not be considered in isolation, nor as an alternative to net loss under GAAP.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)
Unaudited

	For the nine months ended September 30,
	2014	2013
OPERATING ACTIVITIES
Net loss	$(342,471)	$(184,660)

Adjustments to reconcile net loss to net cash flows used in operating activities:

Depreciation and depletion	204,653	232,496
Deferred income tax benefit	(70,772)	(68,426)
Amortization of debt issuance costs	11,920	14,224
(Gain) loss on extinguishment of debt	(902)	6,875
Impairment charges	23,081	—
Other	16,969	(129)

Decrease (increase) in current assets:
Receivables	48,578	(48,631)
Inventories	74,243	(7,274)
Prepaid expenses and other current assets	(4,426)	4,801

Increase (decrease) in current liabilities:
Accounts payable	(39,588)	(1,397)
Accrued interest	61,126	30,676
Accrued expenses and other current liabilities	(3,197)	(22,581)
Cash flows used in operating activities	(20,786)	(44,026)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(69,733)	(108,735)
Proceeds from sale of property, plant and equipment	24,112	—
Proceeds from sales of investments	—	1,559
Other	134	663
Cash flows used in investing activities	(45,487)	(106,513)

FINANCING ACTIVITIES
Proceeds from issuance of debt	869,800	897,412
Retirements of debt	(418,321)	(510,255)
Dividends paid	(1,944)	(16,264)
Debt issuance costs	(27,748)	(42,128)
Other	(195)	(732)
Cash flows provided by financing activities	421,592	328,033

EFFECT OF FOREIGN EXCHANGE RATES ON CASH	(1,514)	(961)

Net increase in cash and cash equivalents	353,805	176,533
Cash and cash equivalents at beginning of period	260,818	116,601
Cash and cash equivalents at end of period	$614,623	$293,134